Exhibit 99.1

press release

for immediate distribution

comverge

Contact:

Chris Neff

Director of Marketing

973.947.6064, cneff@comverge.com

Comverge, Inc. Prices Initial Public Offering

East Hanover, NJ: April 13, 2007 – Comverge, Inc. (NASDAQ: COMV) (“Comverge”) today announced the pricing of its initial public offering of 5,300,000 shares of common stock at $18.00 per share. Comverge intends to use the net proceeds from this offering to finance the capital requirements of current and future VPC contracts, to finance research and development, to repay indebtedness, to fund any future acquisitions and for other general purposes.

The selling stockholders named in the prospectus have granted the underwriters a 30-day option to purchase up to an additional 795,000 shares of common stock at the same price to cover over-allotments. The common stock offered to the public will represent approximately 33% of the issued and outstanding common stock of Comverge if the underwriter’s over-allotment option is exercised in full.

The common stock will begin trading today on the NASDAQ Global Market under the symbol “COMV”. The offering is expected to close on or about April 18, 2007.

Citi acted as sole book-running manager of the offering, and Cowen and Company, LLC, RBC Capital Markets Corporation and Pacific Growth Equities, LLC acted as co-managers of the offering. The offering will be made only by means of a prospectus. A copy of the final prospectus relating to the offering may be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, N.Y., 11220, (718) 765-6732, fax (718) 765-6734.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Comverge:

Comverge is a leading provider of clean energy solutions that enhance grid reliability and enable utilities to increase available electric capacity during periods of peak energy demand on a more cost-effective basis than conventional alternatives.

www.comverge.com | 888.565.5525	The Power in Power Technology™